14755 Preston Road, Suite 105

Dallas, Texas 75254

March 31, 2022

BY EMAIL
Winston L. Black III

Dear Winston,

SWK Holdings Corporation (the “Company”) and you have agreed to extend the Term as defined in your employment agreement with the Company, dated January 28, 2019 (“Employment Agreement”), on the same terms and conditions through June 30, 2022, and your base salary shall remain at its current rate. You and the Company agree that this extension of the Term is not a termination and does not entitle you, nor are you otherwise entitled at this time, to any payments or benefits under Section 4 of the Employment Agreement. We look forward to engaging with you over the coming months regarding entering into a new employment agreement and updating incentive arrangements.

Except as specifically set forth in this letter, all contracts that you have with the Company, including your restrictive covenant agreement, dated January 28, 2019, and your awards under the Company’s equity compensation plans remain unmodified. Nothing in this letter changes the “at will” status of your employment with the Company.

If you agree with the terms of this letter, effective March 31, 2022, we ask that you please sign and date this letter and return an executed copy to me. We look forward to you continuing to be a part of our team.

[Signature page to follow]

Sincerely,

SWK HOLDINGS CORPORATION

By:	/s/ WENDY DICICCO

Name: Wendy DiCicco
Title: Chair of the Compensation Committee

Agreed to and accepted:

Winston L. Black III

Signature:	/s/ WINSTON BLACK III

Date: March 31, 2022